TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 1, 2002.

Registration No. 333-82810

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

NaPro BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	84-1187753 (I.R.S. Employer Identification No.)

6304 Spine Road, Unit A
Boulder, CO 80301
(303) 516-8500
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

__________________

Gordon H. Link, Jr.
Chief Financial Officer
NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, CO 80301
(303) 516-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Francis R. Wheeler, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Boulder, CO 80021
(720) 566-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NAPRO BIOTHERAPEUTICS, INC.

1,500,000 SHARES OF COMMON STOCK

This prospectus covers the offer and sale by the selling stockholders listed on page 11 of up to 1,500,000 shares of common stock, $.0075 par value, of NaPro BioTherapeutics, Inc.

Our common stock is quoted on Nasdaq National Market under the symbol "NPRO." On March 27, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $8.48 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2002.

TABLE OF CONTENTS

Napro

Risk Factors

Special Note Regarding Forward-Looking Information

Use of Proceeds

Selling Stockholders

Plan of Distribution

Legal Matters

Experts

Where You Can Find More Information

NAPRO

NaPro BioTherapeutics, Inc. is a biopharmaceutical company focused on the development and commercialization of complex natural product pharmaceuticals and genomic technologies.

Complex natural product pharmaceuticals are pharmaceutical drugs that are manufactured from materials found in nature, such as plants. Our lead natural product pharmaceutical is paclitaxel, a chemotherapeutic drug used in the treatment of breast, ovarian and other cancers. Paclitaxel is one of a family of compounds, commonly referred to as taxanes, found in certain species of yew, or Taxus, trees. Through our proprietary technologies, we extract, isolate and purify paclitaxel from yew trees and renewable sources of yew biomass, such as needles and limbstock from yew trees. We are also developing a semisynthetic process for the production of paclitaxel, which is designed to convert other taxanes found in yew trees (which would otherwise be waste byproducts) into paclitaxel, thereby increasing our yield of paclitaxel from the same quantity of yew plant material.

The market for paclitaxel is currently dominated by Bristol-Myers Squibb Company, which has announced worldwide sales of Taxol(R), its formulation of paclitaxel, of $1.2 billion in 2001 and $1.6 billion in 2000. Our strategy for competing in the paclitaxel market has been to form long-term strategic alliances with major pharmaceutical companies throughout the world. Through our alliances with F.H. Faulding & Co. Ltd. and Tzamal Pharma, our paclitaxel has been approved for commercial sale and is being marketed in Australia, Israel and more than 25 other countries in the Middle East, Latin America and Asia. We will also be seeking regulatory approvals in Europe for the marketing and sale of paclitaxel by Faulding. In addition, we have entered into long-term strategic alliances with Abbott Laboratories for the development and commercialization of paclitaxel in the United States and Canada, and with JCR Pharmaceuticals Co., Ltd. for the development and commercialization of paclitaxel in Japan. Pursuant to our alliance with Abbott, in March 2001, we and Abbott filed an Abbreviated New Drug Application, or ANDA, with the U.S. Food and Drug Administration, or FDA, for the approval of paclitaxel in the U.S. By capitalizing on our proprietary manufacturing technologies, biomass capabilities, and strategic alliances, we believe we may be able to participate significantly in the broad paclitaxel market.

In the field of genomics, we are engaged in the discovery and development of a broad range of novel products for use in the pharmaceutical, diagnostic, biotechnology, agrochemical and agricultural industries. Genomics involves the development of knowledge regarding the genetic bases of disease, and, from that knowledge, the development of products to prevent or cure such disease. Using our proprietary gene alteration technology, we are seeking to develop products for the regulation or modification of genes, including disease-associated genes, in humans, animals, plants, viruses and other microbes. By making small, highly controlled modifications to these genes, we believe we can contribute to the prevention, treatment or cure of many different diseases. Although our genomic technologies are in the early stages of development, we intend to devote significant attention and resources to the development of these technologies for the foreseeable future.

In addition to our efforts with paclitaxel and genomic technologies, we are also working on several types of compounds that we believe have promising activity as anti-cancer agents. We believe some of these agents function by novel mechanisms, which may increase their likelihood of success as new chemotherapeutics. We are also actively engaged in evaluating the in-licensing or purchase of potential new products and/or technologies, whether or not those products or technologies are derived from natural products. Our evaluations of new products and technologies may involve examination of individual molecules, classes of compounds or platform technologies, which are technologies upon which a number of different products can be built, in the cancer field and otherwise. Acquisitions of new products or technologies may involve the purchase of, or merger with, other companies.

We are a Delaware corporation with our principal executive offices located at 6304 Spine Road, Unit A, Boulder, Colorado 80301. Our telephone number is (303) 516-8500. Our web site is located at www.naprobio.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

NaPro BioTherapeutics, Inc., the NaPro BioTherapeutics, Inc. logo, and all other NaPro names are trademarks of NaPro BioTherapeutics, Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of common stock could decline, and you may lose all or part of your investment.

We have a history of net losses. We expect to continue to incur net losses, and we may not achieve or maintain profitability.

We have incurred net losses each year since our inception, including net losses of approximately $9.0 million in 1999, $16.6 million in 2000 and $25.8 million in 2001. As of December 31, 2001, we had an accumulated deficit of approximately $95.0 million. We expect these losses to continue through at least the year 2002. Our research and development expenditures, cost of products sold, and general and administrative costs have exceeded our revenues to date, and we expect to spend significant additional amounts for purchase of raw biomass materials, product development and research and development activities. As a result, we will need to generate significant additional revenue to achieve profitability. Even if we do increase our revenue and achieve profitability, we may not be able to sustain or increase profitability.

If we fail to obtain the capital necessary to fund our operations when needed, we may be forced to reduce or discontinue our operations.

Pharmaceutical development is a costly and time-consuming process. The amount and timing of future capital expenditures will depend upon many factors, including:

-     the cost of manufacturing scale-up for paclitaxel;

-     the development of new products and technologies;

-     the acquisition of new products and technologies;

-     the cost of manufacturing resources for new products and technologies;

-     the nature of our relationship with our strategic partners;

-     the progress of our research and development programs;

-     the magnitude and scope of these activities;

-     changes in manufacturing processes;

-     competing technological and marketing developments; and

-     changes in or terminations of existing strategic relationships.

Depending on the factors described above, we may need to raise substantial additional funds. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, we may obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, any one of which could adversely affect our business and results of operations. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations.

Most of our current revenue is subject to the risks associated with foreign business.

For the year ended December 31, 2001, sales of paclitaxel into foreign markets accounted for approximately 60% of our revenue. We anticipate that a significant portion of our revenue in the future will continue to be derived from sales of our products in foreign markets, thus subjecting us to many risks associated with conducting business in foreign countries, including economic or political instability, shipping delays, changes in foreign regulatory laws governing sales of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could significantly impair our ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could also adversely affect our business and results of operations.

Since inception, the majority of our resources have been directed toward the development and manufacture of paclitaxel. We cannot predict when, if ever, we will successfully develop any other products or product candidates.

Since inception, we have devoted substantially all our efforts to the development and implementation of our proprietary extraction, isolation, purification and semisynthetic technologies for the production of paclitaxel. We currently have no other drugs in clinical trials and have conducted very limited investigation into other product possibilities. If our paclitaxel is not successfully commercialized in the primary world markets, including the United States and Europe, and if we are not able to develop successfully any additional products or product candidates, we may be forced to discontinue operations.

Our dependence on strategic partners for the development and marketing of paclitaxel may delay or impair our ability to generate significant revenue and may otherwise adversely affect our profitability.

We rely on Abbott Laboratories, Faulding, Tzamal Pharma and JCR Pharmaceuticals Co., Ltd. for clinical and regulatory development and commercialization of paclitaxel in their respective territories, other than in Europe, including conducting clinical trials and preparing and filing regulatory submissions. In Europe, we are responsible for the clinical and regulatory development activities and intend to rely on Faulding for the commercialization and marketing of paclitaxel. Our reliance on strategic partners poses the following risks:

-     our contracts with strategic partners may expire or be terminated and we may not be able to replace them;

-     a partner involved in the development of paclitaxel may not commit enough capital or other resources to successfully develop our products;

-     the terms of our contracts with strategic partners may not be favorable to us;

-     our strategic partners may not pursue further development and commercialization of paclitaxel;

-     a strategic partner may not commit enough resources to the marketing and distribution of paclitaxel;

-     disputes with our strategic partners may arise, leading to delays in or termination of the development or commercialization of paclitaxel or resulting in significant litigation or arbitration proceedings;

-     contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform; and

-     our strategic partners could independently develop, or develop with third parties, drugs which compete with our paclitaxel.

There is a great deal of uncertainty regarding the success of our current and future strategic efforts. Failure of these efforts would materially harm our business and financial condition and could force us to discontinue operations.

In October 2001, Faulding was acquired by Mayne-Nickless Limited, an Australian based health care provider and logistics operator. Although Faulding continues to operate as a wholly-owned subsidiary of Mayne-Nickless, Mayne-Nickless has in the past indicated that it may sell the pharmaceutical business of Faulding, including Faulding's paclitaxel sales and marketing operations. We are uncertain what effect, if any, the change of ownership of Faulding would have on our business, financial condition and results of operations.

If we or our strategic partners fail to obtain regulatory approval for the sale of paclitaxel in the primary world markets, including the United States and Europe, we are not likely to generate significant revenue or become profitable.

If the FDA or another regulatory agency believes that we or our partners have not sufficiently demonstrated the safety or efficacy of our paclitaxel, it will not approve our paclitaxel for commercial sale or will require additional studies that can be time consuming and expensive. Failure to receive these approvals or delays in such receipt could prevent or delay commercial introduction of our paclitaxel in the primary world markets, including the United States and Europe. In addition, following approval of our paclitaxel, we and our partners must comply with comprehensive governmental regulations regarding how we manufacture, market and distribute our paclitaxel. If we or our partners fail to comply with these regulations, regulators could force us to withdraw our paclitaxel from the market or impose other penalties or requirements, any of which could materially harm our business and financial condition.

If we are unable to maintain access to a stable, long term supply of yew trees, yew biomass and crude paclitaxel extract for use in the production of paclitaxel, our business and financial condition would be materially harmed.

To produce paclitaxel, we must have access to a stable, long-term supply of yew trees, other sources of yew biomass, such as needles and limbstock from yew trees, and crude paclitaxel extract. Yew trees, yew biomass and crude paclitaxel extract are difficult to obtain, and in many instances, we obtain these raw materials from a limited number of third party domestic and foreign suppliers. Restrictions imposed by foreign governments have impaired and may continue to impair our ability to import raw materials from foreign suppliers. In addition, our third party suppliers may be unwilling or unable to meet our future demands. Interruptions in supply or scarcity of raw materials could result in delays in production, higher raw material cost and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could materially harm our business and financial condition.

If we or our manufacturing partners are unable to produce paclitaxel in sufficient quantities, on a timely basis and at an acceptable cost, we may be unable to meet demand for our paclitaxel and lose potential revenue.

Since inception, we have produced paclitaxel only in quantities necessary for research and development, for limited commercial sales by Faulding and Tzamal Pharma, and for limited sales to Abbott in anticipation of commercial launch in the U.S. We and our manufacturing partners may be unable to produce paclitaxel on a commercial scale if it is approved for sale in the primary world markets, including the United States and Europe.

The manufacture of paclitaxel occurs in three steps. First, a crude paclitaxel is extracted from yew trees and yew biomass materials we grow or purchase from others. Second, the crude paclitaxel extract is isolated and purified. In the final step, the resulting active drug substance is formulated for final packaging. In cases where we do not purchase crude paclitaxel extract from third party suppliers, we rely on third-party manufacturers to extract crude paclitaxel from our yew trees and yew biomass materials. If we are unable to purchase sufficient quantities of crude paclitaxel extract from our third party suppliers or if our manufacturing partners fail to supply our requirements on a timely and cost-effective basis, our ability to supply our strategic partners' commercial needs and to commercialize paclitaxel in the primary world markets will be significantly impaired. In addition, only a limited number of contract manufacturers are both capable of processing crude paclitaxel extract and complying with current federal good manufacturing practices regulations. Accordingly, if our manufacturing partners fail to supply our requirements, we may not be able to enter into manufacturing agreements with other suppliers of crude paclitaxel extract on commercially acceptable terms and, even if we do, any manufacturers with which we contract may not be able to deliver crude paclitaxel extract in appropriate quantity.

Once we obtain the crude paclitaxel extract from our manufacturing partners, we isolate and purify the crude paclitaxel extract into active drug substance at our manufacturing facilities in Boulder, Colorado. We are currently expanding our manufacturing facilities to meet anticipated demand, assuming regulatory approval of our paclitaxel in the primary world markets, including the Unites States and Europe. If we fail to operate our facilities in accordance with current federal good manufacturing practices regulations, we may be unable to supply our strategic partners' commercial requirements in a cost-effective or timely manner. The manufacture of paclitaxel is complex, and it may be difficult to secure an alternative manufacturer of active drug substance in a timely manner or on an economical basis if we fail to operate our facilities in accordance with applicable requirements. Any failure to supply our strategic partners' commercial requirements on a timely and cost-effective basis would impair our ability to commercialize paclitaxel in the primary world markets and to generate revenue and become profitable.

In order to increase our production capacity, we are currently developing a semisynthetic process for the manufacture of paclitaxel. This process is designed to convert other taxanes found in yew trees (which would otherwise be waste byproducts) into paclitaxel, thereby increasing our yield of paclitaxel from the same quantity of yew biomass. If we successfully develop a semisynthetic process and receive the required regulatory approvals, we intend to modify our manufacturing facilities to accommodate this process or outsource semisynthetic manufacturing. The modification of our manufacturing facilities and the use of contract manufacturers are subject to all of the risks described above.

Common marketing practices such as returns, allowances and charge-backs and marketing programs adopted by wholesalers may reduce our revenue in subsequent periods.

Many pharmaceutical industry manufacturers have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, manufacturers give customers credits on products that the customers hold in inventory after decreases in the market prices of these products. Therefore, if new competitors enter the marketplace and significantly lower the price of paclitaxel, we could be at risk of having to provide significant credits that could reduce our revenue and gross margin. Like our competitors, our strategic partners also may give credits for charge-backs to wholesale customers that have contracts with them for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish allowances based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our allowances are adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates.

If we and our strategic partners fail to compete effectively, we will not generate significant revenue from our paclitaxel.

The biopharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition for product sales, financing, executive talent and intellectual property. We compete with all entities developing and producing therapeutic agents for cancer treatment, many of whom have much greater capital resources and research and development capabilities.

The market for paclitaxel is currently dominated by Bristol-Myers Squibb Company, which has announced worldwide sales of Taxol(R), its formulation of paclitaxel, of $1.2 billion in 2001 and $1.6 billion in 2000. Taxol(R) is currently approved for commercial sale in the United States, Europe, Canada, Australia and many additional countries. In addition, Aventis SA has developed a proprietary analog of paclitaxel, docetaxel, which is marketed under the trademark Taxotere(R). Taxotere(R) competes with paclitaxel in several cancer indications, and is currently approved for commercial sale in the United States, Europe, Canada, Australia and other countries. Finally, the FDA has approved several generic versions of paclitaxel. IVAX Corporation, Mylan Laboratories, Inc. and Bedford Laboratories have received approval to sell generic paclitaxel in the United States and are seeking similar approvals in Europe and other parts of the world. We are also aware of several other pharmaceutical companies that are in the process of developing generic paclitaxel in the United States, Europe and elsewhere.

Many of our competitors, most notably Bristol, Aventis and IVAX, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. We expect Bristol to compete intensely to maintain its dominance of the paclitaxel market. Generic competition has already caused a decline in the average price of paclitaxel, and as more competitors enter the market, the price of paclitaxel may erode further. Our competitors may succeed in developing products that are more effective or less costly than any that we may develop and may gain regulatory approval before we do. Many companies and research institutions are also seeking means to obtain paclitaxel and other taxanes from yew trees, yew biomass materials and other sources in order to increase paclitaxel yields, avoid environmental concerns and reduce the cost of raw materials and processing. In addition, we are aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semisynthetically, which may allow such competitors to produce a lower-cost paclitaxel. The development by our competitors of a cost-effective means to fully synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs that are more effective than paclitaxel in treating cancer could seriously impair our ability to generate significant revenue and become profitable.

Acceptance of our paclitaxel in the marketplace is uncertain, and failure to achieve market acceptance will limit our ability to generate revenue and become profitable.

Even if approved for marketing in the primary world markets, including the United States and Europe, our paclitaxel may not achieve market acceptance among physicians, patients and the medical community. The degree of market acceptance will depend on a number of factors, including:

-     the establishment and demonstration in the medical community of the safety and efficacy of our paclitaxel;

-     convenience, ease of use and cost-effectiveness of our paclitaxel in comparison to existing formulations of paclitaxel currently on the market;

-     pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and

-     the effectiveness of our partners' sales and marketing efforts.

Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend our paclitaxel.

If we fail to adequately protect our proprietary technologies, third parties may be able to use our technology, which could impair our ability to commercialize our paclitaxel or any future products, and compete in the marketplace.

Our success depends in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products, including the intellectual property related to the formulations, methods of administration and uses of our paclitaxel and our manufacturing processes. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions. We may also incur substantial cost in asserting claims against third parties to prevent the infringement of our patents and proprietary rights by others. Participation in such infringement proceedings may adversely affect our business and financial condition, even if the eventual outcome is favorable.

We have applied and will continue to apply for patents covering our technologies, processes and products as and when we deem appropriate. However, these applications may fail to result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged or invalidated or fail to provide us with any competitive advantage.

Much of our proprietary technology is not protected by patents and is held by us as trade secrets. Our success will depend in part on our ability to protect our trade secrets relating to extracting, isolating and purifying paclitaxel as well as to other technology. We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our employees and with third parties to whom we divulge proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies, including our paclitaxel production processes. However, our employees or third parties to whom we divulge proprietary information may breach these agreements, we may not have adequate remedies for any such breach or our trade secrets may still become otherwise known by our competitors. If we are unable to maintain our trade secrets for our exclusive use, our business could be materially harmed.

In June 2001, we filed a patent infringement suit together with Abbott, as co-plaintiff, in the United States District Court for the Western District of Pennsylvania against Mylan Laboratories, Inc. The suit, as amended, alleges infringement of U.S. Patent numbers 5,733,888, 5,972,992, 5,977,164, 6,140,359 and 6,306,894, all of which relate to our paclitaxel. Mylan has asserted defenses that if successful, would result in the invalidity or unenforceability of our patents. A finding of invalidity or unenforceability of these patents would allow our competitors and other third parties to use the intellectual property covered by such patents without limitation. This would adversely affect our business and seriously impair our ability to compete in the paclitaxel market.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize paclitaxel or any future products.

Our commercial success depends in part on our ability to avoid infringing patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to our paclitaxel and any future products. Other parties have filed, and in the future are likely to file, patent applications covering the extraction, preparation, formulation, administration and production of natural, semisynthetic and synthetic paclitaxel and other taxanes and other technologies we are developing. If patents covering technologies required by our operations are issued to others, we may have to rely on licenses from third parties, which may not be available on commercially reasonable terms, or at all.

Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that our use of such technologies infringes their patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may need to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. If we were unable to obtain such licenses, our ability to develop and commercialize our paclitaxel would be significantly impaired and our business and financial condition would be materially harmed. In addition, we could incur substantial cost in defending and indemnifying our strategic partners in patent infringement or proprietary rights violation actions brought against them relating to their development and commercialization of our paclitaxel.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacture, marketing and sale of pharmaceutical products. Product liability claims might be brought against us by consumers or health care providers or by pharmaceutical companies or others, including our strategic partners, selling our products. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit commercialization of paclitaxel and other product candidates. We currently maintain product liability insurance in the amount of $10 million per policy year, and intend to obtain increased coverage before the commercial introduction of our paclitaxel in the primary world markets, including the United States and Europe. However, insurance coverage is becoming increasingly expensive, and we do not know whether we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim brought against us in excess of our insurance coverage or a product recall could adversely affect our business, results of operations and financial condition.

Our efforts in developing our gene alteration technology may be unsuccessful and could adversely affect our financial position.

In November 2000, we entered into a license agreement with the University of Delaware and Thomas Jefferson University for exclusive, worldwide rights to certain patents and other intellectual property relating to the use of proprietary molecules for the alteration of genes in humans, animals, plants, viruses and microbes. To date, most of our experience in the research and development of pharmaceutical products has been focused on the oncology industry in general and paclitaxel in particular. Our efforts to develop our gene alteration technology involve many risks, including:

-     our ability to successfully develop and commercialize any products using our gene alteration technology;

-     our ability to obtain rights to other technologies that may be necessary to develop our gene alteration technology;

-     diversion of available capital and management's attention from our paclitaxel business;

-     competition in the field of genomics; and

-     possible adverse events in the field of gene therapy that could negatively impact regulatory approval or public perception of our potential products.

If our efforts in developing our gene alteration technology are unsuccessful, our financial condition and results of operations could be significantly harmed.

As part of the strategy for the expansion of our business, we may make acquisitions that could disrupt our business and severely harm our financial condition.

As part of our business strategy, we routinely evaluate the in-licensing or purchase of potential new products and technologies. Purchases of new products and technologies may involve the acquisition of, or merger with, other companies. Although we have no current agreements to do so, for future acquisitions, we may issue additional equity, incur debt, assume liabilities, incur cost related to goodwill and other intangible assets or incur large and immediate write-offs. We have little experience in integrating acquired businesses with our existing business. Our operation of any acquired businesses would involve many risks, including:

-     problems combining any purchased operations with our own operations;

-     unanticipated costs;

-     diversion of management's attention from our core business;

-     risks associated with entering markets in which we have no or limited prior experience; and

-     the potential loss of key employees, particularly those of the acquired company.

We are highly dependent upon the services of our senior executives and certain key scientific personnel, particularly our Chairman and Chief Executive Officer, Leonard P. Shaykin.

We have entered into employment contracts with Mr. Shaykin and certain other of our senior executives, and the loss of the services of any of these senior executives or other of our key employees could have a material adverse affect on our business, financial condition and results of operations.

Future sales of our common stock may depress our stock price.

The shares covered by this prospectus are eligible for resale in the market without restriction. Sales of any substantial number of shares of our common stock in the public market may adversely affect the market price of our common stock. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

The market price of our common stock has been, and will likely continue to be, highly volatile.

The market price of our common stock can change rapidly in response to our financial results, approvals, delays in approvals, or non-approvals of our paclitaxel by the FDA or similar agencies in other countries, introduction of new products by us or our competitors, results of clinical trials, government regulations, developments in patent and other proprietary rights, developments in our relationships with strategic partners, public concern as to the safety and efficacy of paclitaxel and various factors affecting the biotechnology or pharmaceutical industries generally.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of pharmaceutical companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against these companies. Any litigation instituted against us could result in substantial cost and a diversion of management's attention and resources, which could seriously harm our ability to achieve profitability.

If we fail to pay our outstanding convertible debentures in cash at maturity or upon acceleration, the holders of the debentures may convert them into common stock at the then current market price. Issuance of shares of common stock at such price could be unfavorable to us, could result in substantial dilution to our other stockholders and could have a material adverse effect on the market price of our common stock.

We have issued an aggregate of $8 million principal amount of our 4% Convertible Subordinated Debentures due February 12, 2007. The debentures are convertible at the holders' option into shares of our common stock at $15.00 per share. The debentures are payable in cash at maturity or upon acceleration of maturity at the election of the holders after the occurrence of an event of default. If we have insufficient funds to repay the debentures in full at maturity or upon acceleration, the holders of the debentures may elect to convert the outstanding principal balance and any unpaid accrued interest on the debentures into shares of common stock at a conversion price equal to the then current 20 day average trading price of the common stock. The conversion price of the common stock in such a circumstance could be materially below the price at which we otherwise would be willing to issue our common stock. Issuance of common stock at such a price could result in substantial dilution to our other stockholders and could have a material adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Specifically, this prospectus contains forward-looking statements regarding:

-     our ability to develop a semisynthetic process for the production of paclitaxel;

-     our ability to participate significantly in the paclitaxel market;

-     our intention to seek regulatory approvals in Europe for the marketing of paclitaxel;

-     the ability of our genomic technologies to contribute to the prevention, treatment or cure of diseases in various organisms;

-     the potential of certain of our compounds to act as anti-cancer agents, to function by novel mechanisms and to succeed as new chemotherapeutics;

-     our intention to evaluate the in-licensing or purchase of potential new products and/or technologies; and

-     our ability to continue to sell paclitaxel in foreign markets.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

-     the inability to obtain regulatory approvals for our manufacturing facilities or processes;

-     the inability to obtain regulatory approvals for paclitaxel or delays in such approvals;

-     the inability of our manufacturing partners to provide commercial level quantities of crude paclitaxel at a low cost;

-     the ability of our strategic partners to perform their obligations under their existing agreements with us;

-     difficulties we may experience in developing our genomic technologies and other compounds;

-     difficulties we may experience in identifying, licensing or purchasing new products or technologies;

-     the effect of capital market conditions and other factors on capital availability;

-     the effect on sales, cash flow and earnings from foreign exchange rate fluctuations; and

-     other factors referenced in this prospectus.

You should also consider carefully the risk factors described on pages 2 through 9 of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, except to the extent required by law.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

On February 13, 2002, we entered into a Securities Purchase Agreement with the selling stockholders listed below, pursuant to which we sold an aggregate of 888,889 shares of our common stock and an aggregate of $8,000,000 principal amount of our 4% Convertible Subordinated Debentures due February 12, 2007. The debentures are convertible into shares of our common stock from time to time at the option of the selling stockholders. In addition, we may issue shares of common stock in lieu of cash, from time to time and at our option, as interest on the debentures. This prospectus covers the offer and sale by the selling stockholders of up to 1,500,000 shares of common stock, consisting of (i) all 888,889 shares of common stock issued to the selling stockholders pursuant to the Securities Purchase Agreement, (ii) up to 533,333 shares of common stock issuable from time to time upon the conversion of the debentures, and (iii) up to 77,778 shares of common stock issuable in lieu of cash, from time to time and at our option, as interest on the debentures.

The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2002, and as adjusted to reflect the sale of common stock offered hereby, for each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, the entities named in the table below have sole voting and investment power with respect to the shares set forth opposite such entity's name.

Percentage ownership is based on 29,697,213 shares of common stock outstanding as of March 27, 2002. Shares of common stock issuable upon conversion of the Debentures are deemed outstanding for purposes of computing the percentage ownership of the entity holding such Debentures, but are not deemed outstanding for purposes of computing the percentage ownership of any other entity.
Name	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering (1)
	Number	Percent		Number	Percent
TL Ventures V L.P.(2)	1,398,041	4.6%	1,398,041	0	*
TL Ventures V Interfund L.P.(3)	24,180	*	24,180	0	*

__________

* Less than one percent (1%) of outstanding shares.

  Although the selling stockholders have not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all such shares were sold.
  Includes 524,265 shares of common stock issuable upon conversion of our 4% Convertible Subordinated Debentures due February 12, 2007, calculated using an assumed conversion price of $15.00, based upon certain conversion provisions of the debentures. Does not include shares of common stock that may be issued in lieu of cash, from time to time and at our option, as interest on the debentures. Does not include 24,180 shares of common stock owned by TL Ventures V Interfund L.P., which TL Ventures V L.P. may be deemed to beneficially own. In January 2002, Marc Ostro, one or our directors, accepted an offer to become a managing director of an affiliate of the investment manager of TL Ventures V L.P., and in February 2002, Mr. Ostro became a voting limited partner in TL Ventures V L.P. Mr. Ostro disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
  Includes 9,067 shares of common stock issuable upon conversion of our 4% Convertible Subordinated Debentures due February 12, 2007, calculated using an assumed conversion price of $15.00, based upon certain conversion provisions of the debentures. Does not include shares of common stock that may be issued in lieu of cash, from time to time and at our option, as interest on the debentures. Does not include 1,398,041 shares of common stock owned by TL Ventures V L.P., which TL Ventures V Interfund L.P. may be deemed to beneficially own. In January 2002, Marc Ostro, one of our directors, accepted an offer to become a managing director of an affiliate of the investment manager of TL Ventures V Interfund L.P., and in February 2002, Mr. Ostro became a voting limited partner of an affiliate of TL Ventures V Interfund L.P. Mr. Ostro disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

The shares of common stock represented hereby are being registered for resale by the selling stockholders pursuant to a registration rights agreement entered into with the selling stockholders in connection with their purchase of the shares and debentures. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and independent public accountants in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares.

Marc Ostro, a managing director of TL Ventures V, has been one of our directors since June, 2000.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell their shares from time to time, in their discretion, on one or more exchanges or in the over-the-counter market or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale hereunder. The selling stockholders may effect these transactions by selling their shares to or through broker-dealers. The selling stockholders may sell their shares by one or more of the following methods:

-     a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

-     purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

-     an exchange distribution in accordance with the rules of an exchanges;

-     ordinary brokerage transactions and transactions in which the broker solicits purchases; and

-     privately negotiated transactions.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions, discounts or concessions from selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

Selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Selling stockholders may also offer to sell their shares in one or more underwritten offerings, on a firm commitment or best efforts basis. NaPro will receive no proceeds from the sale of the selling stockholders' shares by the selling stockholders. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between a selling stockholder and its underwriters, dealers, brokers or agents.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act. In addition, sellers of selling stockholders' shares may be deemed to be underwriters under the Securities Act and any profits on the sale of selling stockholders' shares by them may be deemed to be discount commissions under the Securities Act. Selling stockholders may have other business relationships with NaPro and its subsidiaries or affiliates in the ordinary course of business.

From time to time one or more of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

Including and without limiting the foregoing, in connection with distributions of our common stock, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge such common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

We have agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, Broomfield, Colorado. A partner of Cooley Godward LLP is the beneficial owner of 32,700 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock the selling stockholders are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the common stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

  Our annual report on Form 10-K for the year ended December 31, 2001;
  Our current report on Form 8-K dated February 14, 2002;
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 13, 1994; and
  The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A, filed with the SEC on November 29, 1996, as amended by Form 8-A12G/A filed with the SEC on October 23, 2001.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to NaPro BioTherapeutics, Inc., Attention: Chief Financial Officer, 6304 Spine Road, Unit A, Boulder, Colorado 80301, telephone: (303) 516-8500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

SEC registration fee	$ 1,259
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Miscellaneous expenses	15,000
Total	$ 51,259 =====

Item 15. Indemnification of Officers and Directors.

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Certificate of Incorporation and the Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Certificate of Incorporation limits the liability of the registrant's directors for monetary damages for breaches of the directors' fiduciary duty of care. In addition, the Certificate of Incorporation requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant's request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant's interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the registrant has agreed to indemnify and hold harmless each director and executive officer to the fullest extent permitted by applicable law. The registrant also maintains an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits
Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996 (1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant (2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant (3).
4.4	Certificate of Designation for Series B Junior Participating Preferred Stock (4)
4.5	Amended and Restated Bylaws of the Registrant (5).
4.6	Specimen Common Stock Certificate (6).
4.7	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (7)
5.1	Opinion of Cooley Godward LLP.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.*

______________

* Previously filed

  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1998. (File No. 0-24320).
  Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Company's Current Report on Form 8-K, dated November 8, 1996 (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).
  Incorporated herein by reference from the Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on March 29, 2002.

NAPRO BIOTHERAPEUTICS, INC.

By: /s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature
Title
Date
* (Leonard P. Shaykin)
Chairman of the Board Chief Executive Officer Director
March 29, 2002
* (Sterling K. Ainsworth, Ph.D.)
Vice Chairman, President Chief Scientific Officer Director
March 29, 2002
* (Patricia A. Pilia, Ph.D.)
Executive Vice President Director
March 29, 2002
/s/ Gordon H. Link, Jr. (Gordon H. Link, Jr.)
Vice President Chief Financial Officer (Principal Financial Officer)
March 29, 2002
/s/ Robert L. Poley (Robert L. Poley)
Controller (Principal Accounting Officer)
March 29, 2002
* (Edward L. Erickson)
Director
March 29, 2002
* (Arthur Hull Hayes, Jr., M.D.)
Director
March 29, 2002
* (Marc J. Ostro, Ph.D.)
Director
March 29, 2002
* (The Honorable Richard N. Perle)
Director
March 29, 2002
* (Robert E. Pollack, Ph.D.)
Director
March 29, 2002

* By: /s/ Robert L. Poley
Robert L. Poley
Attorney-in-Fact

INDEX TO EXHIBITS
Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996 (1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant (2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant (3).
4.4	Certificate of Designation for Series B Junior Participating Preferred Stock (4)
4.5	Amended and Restated Bylaws of the Registrant (5).
4.6	Specimen Common Stock Certificate (6).
4.7	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (7)
5.1	Opinion of Cooley Godward LLP.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.*

______________

* Previously filed.

  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1998. (File No. 0-24320).
  Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Company's Current Report on Form 8-K, dated November 8, 1996 (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).
  Incorporated herein by reference from the Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).